As filed with the Securities and Exchange Commission on June 5, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COGENT COMMUNICATIONS HOLDINGS, INC.

(Exact name of issuer as specified in its charter)

Delaware	46-5706863
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

1015 31st Street N.W.

Washington, D.C. 20007

(Address of principal executive offices)

Cogent Communications Holdings, Inc. 2004 Incentive Award Plan (as amended)

(Full title of the plan)

David Schaeffer

Chief Executive Officer

Cogent Communications Holdings, Inc.

1015 31st Street N.W.

Washington, D.C. 20007

Tel: (202) 295-4200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Patrick H. Shannon

Latham & Watkins LLP

555 Eleventh Street N.W., Suite 1000

Washington, D.C. 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of shares to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Registration fee
Common Stock, par value $0.001 per share	1,200,000	$35.44	$42,528,000	$5,477.61

(1)            This registration statement also registers additional securities to be offered upon adjustments or changes made to registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)            Calculated pursuant to Rule 457(h) (based on the average of the high and low trading price for our common stock reported by the Nasdaq Global Market on June 3, 2014).

REGISTRATION OF ADDITIONAL SECURITIES

Cogent Communications Holdings, Inc. (“Cogent”, “we” or “us”) is hereby registering an additional 1,200,000 shares under the Cogent Communications Holdings, Inc. 2004 Incentive Award Plan (formerly known as the Cogent Communications Group, Inc. 2004 Incentive Award Plan, and, as amended, the “Plan”), none of which have been issued as of the date of this registration statement. As previously announced, on May 15, 2014, Cogent became the successor issuer to Cogent Communications Group, Inc. (“Group”) pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)  following an internal reorganization to implement a new holding company organizational structure.  All references herein to Cogent refer to Group prior to May 15, 2014 and Cogent Communications Holdings, Inc. thereafter.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent to or given to each recipient of an award under the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Cogent with the SEC are incorporated as of their respective dates in this registration statement by reference:

1.                                      Cogent’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014, including portions of the definitive proxy statement on Schedule 14A specifically incorporated by reference into the Form 10-K, filed with the SEC on March 4, 2014.

2.                                      Cogent’s Quarterly Report on Form 10-Q for the period ended March 31, 2014, filed with the SEC on May 8, 2014.

3.                                      Cogent’s Current Reports on Form 8-K, to the extent filed and not furnished, filed with the SEC on February 20, 2014, April 1, 2014, April 10, 2014, April 18, 2014, and May 15, 2014.

4.                                      The description of Cogent’s common stock incorporated by reference to Group’s registration statement on Form 8-A filed with the SEC on March 6, 2006 (File No. 000-51829).

All documents subsequently filed by Cogent pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are deemed incorporated by reference in this registration statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5. Interests of Named Experts and Counsel

The legality of the securities offered pursuant to this Registration Statement has been passed on by Mr. Robert N. Beury, Jr. Mr. Beury, Chief Legal Officer of the Registrant, is a shareholder of our common stock, may be awarded options to purchase our common stock, and has the right to receive (unvested) shares of our common stock. Mr. Beury is also eligible to receive awards under the Plan, which may include awards with respect to the shares being registered by this registration statement.

Item 6. Indemnification of Directors and Officers.

Cogent is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchase or redemptions, or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Cogent’s Certificate of Incorporation and its Bylaws provide for indemnification of the officers and directors to the full extent permitted by applicable law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this registration statement.

Exhibit Number	Exhibit
5.1	Opinion of Chief Legal Officer

10.1	Cogent Communications Holdings, Inc. 2004 Incentive Award Plan (as amended) (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on April 18, 2014)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Chief Legal Officer (included within Exhibit 5.1)

24.1	Power of Attorney

Item 9. Undertakings.

(a)                                The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)                            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on the 5th day of June, 2014.

COGENT COMMUNICATIONS HOLDINGS, INC.

By:	/s/ David Schaeffer
	Name:	David Schaeffer
	Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David Schaeffer
David Schaeffer	Chairman, Chief Executive Officer and President	June 5, 2014

/s/ Thaddeus G. Weed
Thaddeus G. Weed	Vice President, Chief Financial Officer and Treasurer	June 5, 2014

Steven Brooks*	Director	June 5, 2014

Timothy Weingarten*	Director	June 5, 2014

Richard T. Liebhaber*	Director	June 5, 2014

David Blake Bath*	Director	June 5, 2014

Marc Montagner*	Director	June 5, 2014

*By:	/s/ David Schaeffer
David Schaeffer, Attorney-In-Fact for the indicated directors signing in their capacity as indicated.

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Chief Legal Officer

10.1	Cogent Communications Holdings, Inc. 2004 Incentive Award Plan (as amended) (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on April 18, 2014)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Chief Legal Officer (included within Exhibit 5.1)

24.1	Power of Attorney